Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of September 29, 2026, by and between Akari Therapeutics, Plc (the “Company”) and you, Abizer Gaslightwala (individually, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain letter agreement dated March 14, 2025 (the “Agreement”); and

WHEREAS, the Parties wish to modify the Agreement by offering Employee additional compensation and benefits; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

1. Amendment to Section 4, Compensation and Related Matters.

(a)	Section 4(a) of the Agreement is deleted in its entirety and replaced with the following:

Base Salary: Effective August 18, 2026, the Company will pay you an annual base salary of $625,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings, and subject to periodic review and adjustment at the Company’s discretion (“Base Salary”). Notwithstanding the foregoing, pursuant to your voluntary election described in Section 5(c), during the 12-month period beginning August 18, 2026, $562,500 of your Base Salary will be paid in cash and $62,500 will be delivered in the form of RSUs in accordance with Section 5(c). For the avoidance of doubt, your Base Salary during such period shall remain $625,000 for all purposes under the Agreement, including the calculation of your Annual Bonus and any severance payments or benefits.

(b)	Section 4(b) of the Agreement is deleted in its entirety and replaced with the following:

Annual Bonus: Effective August 18, 2026, your annual target bonus opportunity shall be equal to 55% of Base Salary, based on the achievement of performance goals established between you and the Board. For the avoidance of doubt, your target bonus opportunity shall be calculated using the full Base Salary of $625,000, without reduction for the portion of Base Salary delivered in RSUs pursuant to Section 5(c).

2. Amendments to Section 5, Equity Award. Section 5 of the Agreement is deleted in its entirety, retitled “Equity,” and replaced with the following:

(a)	Initial Equity Award. Subject to approval of the Board and your continued employment on the date of grant or issuance, the Company will grant you an option (with 25% vesting on the 12 month anniversary of the Grant Date, and the remainder vesting ratably on a monthly basis over the then remaining 36 months from the Grant Date, so that it will be fully vested on the fourth anniversary of the Grant Date) to purchase 1,100,000 American Depositary Shares (“ADS”) in the Company (the “Time-based Option”). In addition, the Company will grant you an option (with performance-based vesting) to purchase 600,000 ADS in the Company (the “Performance-based Option”). For the Performance-based Option to vest, the Company must achieve at least one of the following criteria: either (a) closing of a Qualified Financing of at least $15,000,000 on or before December 31, 2025, or (b) closing of an ADC-focused license transaction, with a minimum upfront payment of $10,000,000, on or before December 31, 2025, If neither of these criteria are met by December 31, 2025 the Performance-based Option will expire. Both the Time-based Option and the Performance-based Option shall be made from a shareholder-approved Company equity grant plan. The Options will be subject to the standard terms and conditions of the Akari Therapeutics Plc 2023 Equity Incentive Plan (the “2023 Plan”) and the applicable equity award agreement (the “Equity Documents”). In the event of any conflict, any shares or options shall be governed by the terms of the Equity Documents.

(b)	Supplemental Equity Award. In recognition of your service from March 18, 2026 through August 18, 2026 and subject to the terms of this subsection, effective as of August 18, 2026, the Company grants you an option under the 2023 Plan to purchase 174,000 ADS (the “Additional Option”). The Additional Option shall vest in equal monthly installments over four years, with vesting deemed to have commenced on March 18, 2026 (the “Vesting Commencement Date”), subject to your continued service through each applicable vesting date. Notwithstanding the foregoing, any portion of the Additional Option that otherwise would have vested from the Vesting Commencement Date through the date on which the Company’s shareholders approve an amendment to the 2023 Plan increasing the number of ADSs reserved for issuance thereunder in an amount sufficient to cover the Additional Option (the “Plan Amendment Condition”) shall not vest unless and until the Plan Amendment Condition is satisfied, and failure of the Plan Amendment Condition to be satisfied will result in forfeiture and cancellation of the Additional Option, in accordance with applicable Nasdaq rules and the terms of the 2023 Plan. The Additional Option shall otherwise be subject to the terms of the 2023 Plan and the Equity Documents.

(c)	Voluntary Salary to RSU Conversion Election. You have voluntarily elected to receive ten percent of your annual Base Salary ($62,500) for the 12-month period beginning August 18, 2026 in the form of restricted stock units (“RSUs”) under the 2023 Plan. The RSUs shall be granted on the date this Amendment is executed (“Grant Date”) and valued based on fair market value, as defined in the 2023 Plan, on the Grant Date. The RSUs shall vest in four equal quarterly installments on November 18, 2026, February 18, 2027, May 18, 2027, and August 18, 2027; provided that any installment scheduled to vest before the Grant Date shall vest on the Grant Date. Notwithstanding the foregoing, failure to satisfy the Plan Amendment Condition shall result in forfeiture and cancellation of such RSUs, in accordance with applicable Nasdaq rules. In the event such RSUs are forfeited and cancelled, your Base Salary will be adjusted as set forth in Section 4(a), and the Company will make adjustment payments to ensure that you receive the full Base Salary for the applicable period.

3. Continuing Effect. Except as expressly amended by this Amendment, the Agreement shall remain unchanged and in full force and effect. If there is any conflict between this Amendment and the Agreement, this Amendment shall control.

4. Entire Amendment. This Amendment and the Agreement constitute the entire understanding of the Parties concerning the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AKARI THERAPEUTICS, PLC

By:	/s/ Kameel Farag
Name:	Kameel D. Farag
Title:	Chief Financial Officer
Date:	September 29, 2026

ABIZER GASLIGHTWALA

/s/ Abizer Gaslightwala

Date:	September 29, 2026